Exhibit 15.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333226610) of our report dated April 28, 2025 with respect to our audit of the consolidated financial statements of Jianpu Technology Inc. as of and for the year ended December 31, 2024 appearing in the Annual Report on Form 20-F of Jianpu Technology Inc. for the year ended December 31, 2024.

/s/ Marcum Asia CPAs LLP

Beijing, the People’s Republic of China

April 28, 2025

BEIJING OFFICE • Units 06-09 • 46th Floor • China World Tower B • No. 1 Jian Guo Men Wai Avenue • Chaoyang District • Beijing • 100004

Phone 646.442.4845 • Fax 646.349.5200 • www.marcumasia.com